Exhibit 23.1

CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors

United PanAm Financial Corp.:

We consent to the incorporation by reference and inclusion in the registration statement on Form S-3 of United PanAm Financial Corp. of our report dated March 11, 2004, relating to the consolidated statements of financial condition of United PanAm Financial Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears herein and in the December 31, 2003 Annual Report on Form 10-K of United PanAm Financial Corp., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/  KPMG LLP

Los Angeles, California

April 5, 2004